UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 3, 2015

TG Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32639 (Commission File Number)	36-3898269 (IRS Employer Identification No.)

3 Columbus Circle, 15th Floor

New York, New York 10019

(Address of Principal Executive Offices)

(212) 554-4484

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement.

On March 3, 2015, TG Therapeutics, Inc. (the “Company”) entered into a Global Collaboration (the “Agreement”) with Checkpoint Therapeutics, Inc. (“Checkpoint”), a subsidiary of Coronado Biosciences, Inc. (“Coronado”) for the development and commercialization of Checkpoint’s anti-PD-L1 and anti-GITR antibody research programs in the field of hematological malignancies. Checkpoint will develop and commercialize these antibodies in solid tumors.

Under the terms of the Agreement, the Company will make an up-front payment of $500,000 as well as make development and sales-based milestone payments up to an aggregate of $164 million, and will pay a tiered single digit royalty on net sales. The royalty term will terminate on a country by country basis upon the later of (i) ten years after the first commercial sale of any applicable licensed product in such country, or (ii) the expiration of the last-to-expire patent held by Dana Farber containing a valid claim to any licensed product in such country.

 Mr. Michael S. Weiss, the Company’s Executive Chairman, Interim CEO and President is also is the Executive Vice Chairman of Coronado and the Executive Chairman of Checkpoint. In addition, Mr. Weiss holds equity interests in both Coronado and the Company. Therefore, Mr. Weiss will derive an indirect benefit from the Agreement through Coronado and the Company’s share of the collaboration.

The terms of the Agreement were reviewed by the Board of Directors of the Company, as was the interests of Mr. Weiss. Thereafter, the Board of Directors, including the independent members thereof, unanimously approved the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TG Therapeutics, Inc.
(Registrant)

Date: March 4, 2015

	By:	/s/ Sean A. Power
Sean A. Power
Chief Financial Officer

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